Exhibit 99.1

PMV Pharmaceuticals Reports First Quarter 2021 Financial Results and Corporate Highlights

•

Presented late breaking preclinical data on PC14586, the Company’s first-in-class, tumor-agnostic, investigational small molecule p53 Y220C reactivator at the American Association for Cancer Research Annual Meeting 2021

•	Expanded Board of Directors with the appointment of Charles M. Baum, M.D., Ph.D.
•	Appointed Guillermina (Gigi) Lozano, Ph.D. to the Scientific Advisory Board

CRANBURY, NJ, May 14, 2021 (GLOBE NEWSWIRE) – PMV Pharmaceuticals, Inc. (Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutants, today reported financial results for the quarter ended March 31, 2021 and provided corporate highlights.

“PMV had a successful first quarter. We continued to advance our clinical and discovery programs, and our presentation at AACR provided compelling evidence that PC14586 selectively reactivates the p53 Y220C mutant protein, both in vitro and in vivo,” said David Mack, Ph.D., President and Chief Executive Officer. “Enrollment in our Phase 1/2 trial of PC14586, our first in class p53 Y220C reactivator, is progressing as planned. We are also thrilled to have welcomed Chuck Baum to our Board and Gigi Lozano to our SAB and look forward to leveraging their deep expertise in precision therapeutics and genetic drivers of cancer.”

Corporate Highlights:

•

In March 2021, PMV Pharma presented late breaking preclinical data on PC14586, the Company’s first-in-class, tumor-agnostic, investigational small molecule p53 Y220C reactivator at the American Association for Cancer Research Annual Meeting 2021. The Oral presentation titled, “PC14586: The First Orally Bioavailable Small Molecule Reactivator of Y220C Mutant p53 in Clinical Development” was given by Melissa L. Dumble, Ph.D., Vice President Preclinical Development and Translational Science of PMV.

•

PMV Pharma continued to enroll patients in the Phase 1 portion of a Phase 1/2 clinical trial of PC14586 (NCT04585750). PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation.

•	Appointment of Charles Baum, M.D., Ph.D., to the Board of Directors. Dr. Baum is the President and Chief Executive Officer and a Board Member of Mirati Therapeutics Inc.

•	Expanded Scientific Advisory Board with the appointment of p53 pioneer Dr. Guillermina (Gigi) Lozano, Professor and Chair, Department of Genetics, MD Anderson Cancer Center.
•	PMV Pharma is the process of relocating to a state-of-the-art laboratory and office building located in Princeton, NJ.

First Quarter 2021 Financial Results

•

PMV Pharma ended the fourth quarter with $348.4 million in cash, cash equivalents, and marketable securities, compared to $361.4 million as of December 31, 2020. Net cash used in operations was $12.9 million for the three months ended March 31, 2021 compared to $8.1 million for the three months ended March 31, 2020.

•	Net loss for the quarter ended March 31, 2021 was $11.6 million compared to $7.3 million for the quarter ended March 31, 2020.
•

Research and development (R&D) expenses were $7.5 million for the three months ended March 31, 2021 compared to $6.0 million for the three months ended March 31, 2020. The increase in R&D expenses was primarily related to increased headcount and clinical expenses for advancing development of PC14586, the Company’s lead drug candidate.

•

General and administrative (G&A) expenses were $4.2 million for the three months ended March 31, 2021, compared to $1.7 million for the three months ended March 31, 2020. The increase in G&A expenses was primarily due to expanding the infrastructure necessary for operating as a public company.

About p53

p53 plays a pivotal role in preventing abnormal cells from becoming a tumor by inducing programmed cell death. Mutant p53 takes on oncogenic properties that endow cancer cells with a growth advantage and resistance to anti-cancer therapy.  The p53 Y220C mutation is associated with many cancers, including but not limited to breast, non-small cell lung cancer, colorectal, pancreatic, and ovarian cancers.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor suppressing function. PC14586 is being developed for the treatment of patients with locally advanced or metastatic solid tumors that have the p53 Y220C mutation and has been granted Fast Track designation by the U.S. FDA.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutants. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus.  PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding the timing for patient enrollment and success of its current clinical trial for PC14586; the future plans or expectations for the Company’s discovery platform; and the period over which the Company estimates its existing cash and cash equivalents will be sufficient to fund its current operating plan. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021, the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2021 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

PMV Pharmaceuticals, Inc.

Consolidated Balance Sheet Data

(unaudited, in thousands)

	March 31, 2021 (unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$208,783	$361,422
Marketable securities, current	122,706	—
Prepaid expenses and other current assets	3,464	3,339
Total current assets	334,953	364,761
Property and equipment, net	697	569
Marketable securities, noncurrent	16,891	—
Right-of-use assets, operating leases	828	—
Other assets	1,024	201
Total assets	$354,393	$365,531
Liabilities, Convertible Preferred Stock, and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,252	$1,607
Accrued expenses	3,878	4,803
Operating lease liability, current	666	—
Total current liabilities	5,796	6,410
Operating lease liability, noncurrent	302	—
Total liabilities	6,098	6,410
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	469,790	469,001
Accumulated deficit	(121,482)	(109,880)
Accumulated other comprehensive loss	(13)	—
Total stockholders’ equity	348,295	359,121
Total liabilities and stockholders’ equity	$354,393	$365,531

PMV Pharmaceuticals, Inc.

Statements of Operations and Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Research and development	$7,500	$5,955
General and administrative	4,174	1,699
Total operating expenses	11,674	7,654
Loss from operations	(11,674)	(7,654)
Other income (expense):
Interest income, net	128	406
Other expense	(52)	(5)
Total other income	76	401
Loss before provision for income taxes	(11,598)	(7,253)
Provision for income taxes	4	2
Net loss	(11,602)	(7,255)
Unrealized gains (losses) on marketable securities, net of tax	(13)	(80)
Comprehensive loss	$(11,615)	$(7,335)
Net loss per share -- basic and diluted	$(0.26)	$(2.38)
Weighted-average common shares outstanding	44,785,226	3,046,200

Contact

For Investors & Media:

Winston Kung
Chief Financial Officer
investors@pmvpharma.com